Exhibit 15

TELVENT / Press Release

Telvent Completes Acquisition of Almos Systems

Madrid, July 6, 2005 — Telvent GIT S.A. (Nasdaq: TLVT), the Global RealTime IT Company, announced today that it has completed the acquisition of Almos Systems (“Almos”), a market leading supplier of meteorological solutions in the Asia-Pacific region.

Telvent has worked closely with Almos for several years and believes the Company’s technical solutions complement its own portfolio and that customers will benefit from expected technological, market and business synergies.

Telvent has been providing real-time IT meteorological solutions to clients in its core Environment sector for more than 25 years. The Company’s solutions, provided mainly to clients in Europe and Latin America, include surface meteorological observation, aeronautical meteorology and weather information systems.

The acquisition of Almos fits well with Telvent’s strategy of developing fully integrated real-time IT solutions in all its core sectors. In addition, Almos, with headquarters in Perth, Australia, will provide Telvent with a base from which to further expand its meteorological business in the fast growing Asia-Pacific region.

About Telvent
Telvent (NASDAQ: TLVT), the Global RealTime IT Company, specializes in high value-added solutions for four specific industrial sectors (Energy, Traffic, Transport, and Environment) in Europe, North America, Latin America and China. (www.telvent.com).

The information contained or incorporated in this Press Release contains forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2004, and other factors described from time to time in the Company’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this Press Release are based on information available at the time of the report. The Company assumes no obligation to update any forward-looking statement.

Investor Relations Contacts:

José Ignacio del Barrio
Phone: +34 902-335599
email: jibarrio@telvent.abengoa.com

Mark Jones
Phone: +1 646-284-9414
Email: mjones@hfgcg.com

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